EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement on Form N-2 (File No. 333-293349) of Prospect Capital Corporation of our report dated April 28, 2026, relating to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries, appearing in the Annual Report on Form 10-K of Prospect Capital Corporation for the year ended June 30, 2026.

/s/ RSM US LLP

Raleigh, North Carolina
August 20, 2026